Exhibit 99.1

Xenith Bankshares, Inc. Reports Loan, Deposit, and Total Asset Growth

for The Third Quarter, and Nine Months of 2013 Financial Results

RICHMOND, Va., October 30, 2013 — Xenith Bankshares, Inc. (Nasdaq: XBKS), parent company of Xenith Bank, a business-focused bank serving the Greater Washington, D.C., Richmond, and Greater Hampton Roads, Virginia markets, today announced financial results for the three and nine months ended September 30, 2013.

Net income was $748,000, or $0.07 per common share, for the three months ended September 30, 2013, compared to net income of $5.9 million, or $0.56 per common share, for the three months ended September 30, 2012. For the nine months ended September 30, 2013, net income was $1.7 million, or $0.16 per common share, compared to $7.0 million, or $0.67 per common share for the nine months ended September 30, 2012. Net income in both periods of 2013 reflected income tax expense, while net income in the comparable 2012 periods included a $5.0 million, or $0.47 per common share, tax benefit due to the reversal of the valuation allowance on the company’s net deferred tax asset.

T. Gaylon Layfield, III, President and Chief Executive Officer, commented: “Xenith’s financial results demonstrate the continued progress we have made in building a diversified portfolio of loans and deposits, while maintaining strong credit quality and time-tested underwriting standards. We are supporting our lending activities primarily with low-cost core deposits, which is having a positive impact on our cost of funds. We have purposely built an asset-sensitive balance sheet, which we believe positions the bank well in a rising interest rate environment.”

Third Quarter, Nine Months 2013 Highlights

•	Reflecting improvement in core operations, net income before income tax in the third quarters of 2013 and 2012 was $1.2 million and $1.0 million, respectively, while net income before income tax in the nine months of 2013 and 2012 was $2.6 million and $2.1 million, respectively.

•	Net loans held for investment were $432.3 million at September 30, 2013, up 14%, compared to $379.0 million at December 31, 2012.

•	Average interest-earning assets in third quarter 2013 were $554.2 million, up 8% from $513.1 million in third quarter 2012.

•	Total assets at September 30, 2013 were $606.3 million, an increase of 7.6%, compared to $563.2 million at December 31, 2012.

•	Asset quality and coverage for loan losses remained strong at September 30, 2013, with ratios of nonperforming assets to total assets of 0.73%, nonperforming assets to loans held for investment of 1.02%, and an allowance for loan and lease losses to nonaccrual loans of 127%. Net charge-offs as a percentage of average loans held for investment were 0.15% for the nine-month period ended September 30, 2013.

•	Capital strength was reflected in ratios that were well above regulatory standards for “well-capitalized” banks, with a Tier 1 leverage ratio of 12.0%, a Tier 1 risk-based capital ratio of 13.8%, and a total risk-based capital ratio of 14.9% at September 30, 2013.

•	Reflecting shareholder value growth, tangible book value[1] at September 30, 2013 was $6.07 per common share, compared to $6.02 at December 31, 2012.

“Our primary approach to building value is to build a strong balance sheet that performs in a variety of economic and interest rate environments,” Layfield explained. “We have invested in people, because long-term performance, sustainability, and growth require experienced revenue-generating loan officers, supported by a staff focused on outstanding execution. We believe that we have developed the technology and operational capability to drive growth while carefully monitoring credit quality and overall enterprise risk management. We focus closely on ensuring risk-adjusted loan pricing, because prudent growth is in our shareholders’ best interest.

Xenith’s loan portfolio at September 30, 2013 reflected balanced growth in C&I and CRE lending since year end 2012, consistent with our objective to maintain an appropriate loan mix. Our C&I portfolio covers a broad array of industries in our target markets, and our CRE portfolio is heavily weighted toward loans to strong, local developers and investors.” Layfield noted that in the third quarter of 2013, the bank acquired a $21 million portfolio of student loans, which on average are nearly 98% U.S. government guaranteed, 20% risk-weighted, and re-price every 90 days. Layfield commented: “We believe these guaranteed student loans are an attractive asset class with acceptable risk-adjusted returns and in the intermediate term, provide us with an opportunity to further leverage our capital.”

Operating Results

Income Statement

Total interest income for the three months ended September 30, 2013 was $6.9 million, compared to $6.8 million for the three months ended September 30, 2012. Interest income reflected stable interest and fees on loans, and increased interest from securities. Average interest-earning assets in third quarter 2013 were $554.2 million, up 8% from $513.1 million in third quarter 2012. Interest income for the nine months ended September 30, 2013, was $19.2 million, compared to $19.5 million for the same period of 2012. Interest income in the nine month comparative periods reflected lower accretion from acquired loans, further discussed below, and lower interest from securities.

Total interest expense for the three months ended September 30, 2013 was $832,000, compared to $985,000 for the three months ended September 30, 2012. For the nine months ended September 30, 2013, interest expense was $2.6 million, compared to $3.0 million for the same period of 2012. Lower interest expense on higher average deposit balances contributed to enhanced profitability.

Net interest income after provision for loan and lease losses was $5.6 million in the third quarter of 2013, compared to $5.4 million in the third quarter of 2012, as net interest income increased moderately and the provision for loan and lease losses remained relatively stable at $497,000 in the third quarter of 2013, compared to the prior year’s third quarter provision of $476,000. For the nine-month period ended September 30, 2013, net interest income after loan and lease loss provision was $15.7 million, compared to $15.1 million for the same period of 2012, reflecting stable net interest income and a decline in the company’s loan loss provision to $913,000, compared to $1.4 million in the same period of 2012. Net interest income after provision for loan losses in the third quarter and nine-month 2013 periods was affected by margin pressure and lower accretion on acquired loans, offset by lower provision expense due to solid asset quality. Net interest margin in the third quarter of 2013 was 4.38% compared to 4.54% in the third quarter of 2012, while net interest margin for the nine months ended September 30, 2013 was 4.04%, compared to 4.58% for the same nine-month period of 2012. Accretion of fair value adjustments on acquired loans was $1.1 million in both third quarter 2013 and 2012, and $2.1 million and $2.7 million, respectively, in the nine-month periods ended September 30, 2013 and 2012.

Total noninterest income was $345,000 in the third quarter of 2013, compared to a loss of $14,000 in the third quarter of 2012, primarily reflecting growth in service charges on deposit accounts, increased fees from treasury management services, and fees associated with customer interest rate swaps. For the nine months ended September 30, 2013, noninterest income increased to $1.4 million, compared to $596,000 for the same nine months of 2012, reflecting higher year-over-year income from service charges, fees, and other income. The nine month period of 2013 included a $361,000 gain on the sale of collateral on an impaired loan acquired in the 2011 Virginia Business Bank transaction.

Noninterest expense in the third quarter of 2013 was $4.8 million, compared to $4.4 million in the third quarter of 2012, and for the nine months ended September 30, 2013 was $14.4 million, compared to $13.6 million for the same prior year period. Layfield noted both the third quarter and nine-month 2013 periods reflect increased compensation and benefits, primarily related to the company’s hiring of experienced relationship managers in the Greater Washington, D.C. and Richmond markets to drive organic loan and deposit growth.

As previously noted, the company had income tax expense in both the third quarter and nine-month periods of 2013. In both comparable periods of 2012, the company had no income tax expense and a $5.0 million tax benefit due to the reversal of the valuation allowance on the company’s net deferred tax asset. For purposes of comparison, net income before income tax in the third quarters of 2013 and 2012 was $1.2 million and $1.0 million, respectively, while net income before income tax in the nine months ended September 30, 2013 and 2012 was $2.6 million and $2.1 million, respectively.

Balance Sheet

Loans held for investment after allowance for loan and lease losses grew to $432.3 million at September 30, 2013, compared to $379.0 million at December 31, 2012 and $393.6 million at June 30, 2013. Loan balances held for investment at September 30, 2013 include $21 million of guaranteed student loans purchased late in the third quarter. Loans held for sale, which primarily reflect the company’s participation in a mortgage warehouse lending program, were $34.2 million at September 30, 2013, compared to $80.9 million at December 31, 2012. The decline reflected lower mortgage refinancing activity nationwide, which the company expects will continue to impact balances in the fourth quarter until balances are at an insignificant level. Layfield commented that additional investments in guaranteed student loans may be a prudent use of cash freed up from the mortgage warehouse program.

Securities available for sale were $72.4 million at September 30, 2013, compared to $57.6 million at December 31, 2012. Securities available for sale as a percentage of the company’s total assets were 12% at September 30, 2013.

Layfield commented: “Given the uncertain interest rate environment and our desire to fund higher yielding loans with our excess liquidity, compared to lower yielding securities, we continued to maintain investments of shorter duration in our investment portfolio and a good balance of floating rate investments.”

Total assets were $606.3 million at September 30, 2013, compared to $563.2 million at December 31, 2012, primarily reflecting loan growth, cash and due from banks, and higher levels of investment securities.

Growth in commercial banking relationships contributed to a 9% growth in total deposits, which were $495.8 million at September 30, 2013, compared to $453.2 million at December 31, 2012. Noninterest-bearing demand accounts and lower-interest money market accounts fueled the growth, providing additional core deposit funding to support the company’s lending activities. Average deposit balances in the third quarter of 2013 were $485.5 million, compared to $434.6 million in the comparable 2012 period.

Asset and Credit Quality

Balance sheet and asset quality continued to improve. At September 30, 2013, ratios of nonperforming assets to total assets was 0.73%, nonperforming assets to loans held for investment was 1.02%, and the company’s allowance for loan and lease losses to nonaccrual loans was 127%. Net charge-offs as a percentage of average loans held for investment were 0.15% for the nine-month period ended September 30, 2013.

Capital and Shareholder Value Measures

Capital ratios remained above regulatory standards for “well-capitalized” banks, with a Tier 1 leverage ratio of 12.0%, a Tier 1 risk-based capital ratio of 13.8%, and a total risk-based capital ratio of 14.9% at September 30, 2013.

As part of the company’s share repurchase program announced in the third quarter of 2013, under which the company may repurchase up to 210,000 shares of its common stock, or approximately 2% of its currently outstanding shares, the company repurchased 16,850 shares at an average price of $5.92 per share during the third quarter for a total cost of $99,684.

Total shareholders’ equity was $87.7 million at September 30, 2013, compared to $87.5 million at December 31, 2012. The increase during third quarter in longer term interest rates had a negative impact on the market value of the company’s securities portfolio, which reduces shareholders’ equity. Tangible book value1 at September 30, 2013 was $6.07 per share, compared to $6.02 at December 31, 2012. Return on average assets was 0.50% at September 30, 2013 compared to 0.24% at December 31, 2012. Return on average common equity increased to 3.78% at September 30, 2013, compared to 1.68% at December 31, 2012.

Market Overview and Outlook

Layfield concluded: “We maintain a long-term perspective to building a premier business banking franchise in the diverse and attractive markets Xenith serves. We anticipate continued organic growth with an eye towards thoughtful and prudent acquisitions or other transactions where and when appropriate. The corporate culture we are building is an important consideration in acquisitive growth, as we look at potential merger or acquisition candidates and their respective shareholder bases as partners teaming with Xenith. We believe our future is bright and are cautiously optimistic as the economy continues to improve slowly.”

Profile

Xenith Bankshares, Inc. is the holding company for Xenith Bank. Xenith Bank is a full-service, locally-managed commercial bank, specifically targeting the banking needs of middle market and small businesses, local real estate developers and investors, private banking clients, and select retail banking clients. As of September 30, 2013, the company had total assets of $606.3 million and total deposits of $495.8 million. Xenith Bank’s target markets are Greater Washington, DC, Richmond, VA, and Greater Hampton Roads, VA metropolitan statistical areas. The company is headquartered in Richmond, Virginia and currently has six branch locations in Tysons Corner, Richmond, and Suffolk, Virginia. Xenith Bankshares common stock trades on the NASDAQ Capital Market under the symbol “XBKS.”

For more information about Xenith Bankshares and Xenith Bank, visit our website: https://www.xenithbank.com/

All statements other than statements of historical facts contained in this press release are forward-looking statements. Forward-looking statements made in this press release reflect beliefs, assumptions and expectations of future events or results, taking into account the information currently available to Xenith Bankshares, Inc. These beliefs, assumptions and expectations may change as a result of many possible events, circumstances or factors, not all of which are currently known to Xenith Bankshares. If a change occurs, Xenith Bankshares’ business, financial condition, liquidity, results of operations and prospects may vary materially from those expressed in, or implied by, the forward-looking statements. Accordingly, you should not place undue reliance on these forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by these forward-looking statements include the risks discussed in Xenith Bankshares’ public filings with the Securities and Exchange Commission, including those outlined in Part I, Item 1A, “Risk Factors” of Xenith Bankshares’ Annual Report on Form 10-K for the year ended December 31, 2012. Except as required by applicable law or regulations, Xenith Bankshares does not undertake, and specifically disclaims any obligation, to update or revise any forward-looking statement.

[1]	Please see the discussion of non-GAAP financial measures at the end of the financial tables.

# # # # #

Contact:

Thomas W. Osgood

Executive Vice President, Chief Financial Officer,

Chief Administrative Officer and Treasurer

(804) 433-2209

tosgood@xenithbank.com

-Selected Financial Tables Follow-

XENITH BANKSHARES, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

AS OF SEPTEMBER 30, 2013 AND DECEMBER 31, 2012

(in thousands, except share data)	(Unaudited) September 30, 2013	December 31, 2012
Assets
Cash and cash equivalents
Cash and due from banks	$23,604	$9,457
Federal funds sold	935	2,906

Total cash and cash equivalents	24,539	12,363
Securities available for sale, at fair value	72,449	57,551
Loans held for sale	34,247	80,867
Loans held for investment, net of allowance for loan and lease losses, 2013 - $5,129; 2012 - $4,875	432,269	379,006
Premises and equipment, net	5,117	5,397
Other real estate owned	400	276
Goodwill and other intangible assets, net	15,716	15,989
Accrued interest receivable	1,462	1,606
Deferred tax asset	4,354	4,094
Bank owned life insurance	9,606	—
Other assets	6,101	6,057

Total assets	$606,260	$563,206

Liabilities and Shareholders’ Equity
Deposits
Demand and money market	$333,179	$317,526
Savings	4,561	4,069
Time	158,081	131,636

Total deposits	495,821	453,231
Accrued interest payable	227	232
Borrowings	20,000	20,000
Other liabilities	2,512	2,196

Total liabilities	518,560	475,659

Shareholders’ equity
Preferred stock, $1.00 par value, $1,000 liquidation value, 25,000,000 shares authorized as of September 30, 2013 and December 31, 2012; 8,381 shares issued and outstanding as of September 30, 2013 and December 31, 2012	8,381	8,381
Common stock, $1.00 par value, 100,000,000 shares authorized as of September 30, 2013 and December 31, 2012; 10,471,210 shares issued and outstanding as of September 30, 2013 and 10,488,060 shares issued and outstanding as of December 31, 2012	10,471	10,488
Additional paid-in capital	71,812	71,414
Accumulated deficit	(2,005)	(3,660)
Accumulated other comprehensive (loss) income, net of tax	(959)	924

Total shareholders’ equity	87,700	87,547

Total liabilities and shareholders’ equity	$606,260	$563,206

See notes to consolidated financial statements.

XENITH BANKSHARES, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2013 AND 2012

(Unaudited)

(in thousands, except per share data)	September 30, 2013	September 30, 2012
Interest income
Interest and fees on loans	$6,481	$6,431
Interest on securities	350	320
Interest on federal funds sold and deposits in other banks	63	62

Total interest income	6,894	6,813

Interest expense
Interest on deposits	510	683
Interest on time certificates of $100,000 and over	226	209
Interest on federal funds purchased and borrowed funds	96	93

Total interest expense	832	985

Net interest income	6,062	5,828
Provision for loan and lease losses	497	476

Net interest income after provision for loan and lease losses	5,565	5,352

Noninterest income
Service charges on deposit accounts	113	81
Net loss on sale and write-down of other real estate owned and other collateral	(4)	(148)
Gain on sales of securities	—	1
Increase in cash surrender value of bank owned life insurance	83	—
Other	153	52

Total noninterest income	345	(14)

Noninterest expense
Compensation and benefits	2,800	2,581
Occupancy	378	355
FDIC insurance	96	58
Bank franchise taxes	188	160
Technology	400	385
Communications	65	68
Insurance	74	73
Professional fees	283	325
Other real estate owned	2	8
Amortization of intangible assets	91	91
Other	382	281

Total noninterest expense	4,759	4,385

Income before income tax	1,151	953
Income tax expense (benefit)	403	(4,950)

Net income	748	5,903

Preferred stock dividend	(21)	(21)

Net income available to common shareholders	$727	$5,882

Earnings per common share (basic and diluted):	$0.07	$0.56

See notes to consolidated financial statements.

XENITH BANKSHARES, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2013 AND 2012

(Unaudited)

(in thousands, except per share data)	September 30, 2013	September 30, 2012
Interest income
Interest and fees on loans	$18,099	$18,127
Interest on securities	870	1,151
Interest on federal funds sold and deposits in other banks	217	205

Total interest income	19,186	19,483

Interest expense
Interest on deposits	1,625	2,019
Interest on time certificates of $100,000 and over	715	715
Interest on federal funds purchased and borrowed funds	282	279

Total interest expense	2,622	3,013

Net interest income	16,564	16,470
Provision for loan and lease losses	913	1,383

Net interest income after provision for loan and lease losses	15,651	15,087

Noninterest income
Service charges on deposit accounts	312	213
Net gain (loss) on sale and write-down of other real estate owned and other collateral	342	(19)
Gain on sales of securities	291	220
Increase in cash surrender value of bank owned life insurance	106	—
Other	329	182

Total noninterest income	1,380	596

Noninterest expense
Compensation and benefits	8,548	8,095
Occupancy	1,112	1,091
FDIC insurance	304	239
Bank franchise taxes	601	454
Technology	1,220	1,190
Communications	186	207
Insurance	222	221
Professional fees	792	834
Other real estate owned	4	10
Amortization of intangible assets	273	274
Other	1,126	971

Total noninterest expense	14,388	13,586

Income before income tax	2,643	2,097
Income tax expense (benefit)	925	(4,950)

Net income	1,718	7,047

Preferred stock dividend	(63)	(68)

Net income available to common shareholders	$1,655	$6,979

Earnings per common share (basic and diluted):	$0.16	$0.67

See notes to consolidated financial statements.

CONSOLIDATED FINANCIAL HIGHLIGHTS (Unaudited)

($ in thousands, except per share data)

PERFORMANCE RATIOS	Quarter Ended					Year Ended
	September 30, 2013	June 30, 2013	March 31, 2013	December 31, 2012	September 30, 2012	2012
Net interest margin (1)	4.38%	3.90%	3.83%	4.18%	4.54%	4.47%
Return on average assets (2)	0.50%	0.39%	0.29%	0.24%	4.38%	1.42%
Return on average common equity (3)	3.78%	2.77%	2.10%	1.68%	31.86%	9.89%
Efficiency ratio (4)	74%	85%	82%	80%	75%	80%
Net income	$748	552	418	332	5,903	7,379
Earnings per common share (basic and diluted)	$0.07	0.05	0.04	0.03	0.56	0.70

(1)	Net interest margin is net interest income divided by average interest-earning assets.
(2)	Return on average assets is net income for the respective period (annualized for quarter periods) divided by average assets for the respective period.
(3)	Return on average equity is net income for the respective period (annualized for quarter periods) divided by average equity for the respective period.
(4)	Efficiency ratio is non-interest expenses divided by the sum of net interest income and non-interest income.

ASSET QUALITY RATIOS	Quarter Ended
	September 30, 2013	June 30, 2013	March 31, 2013	December 31, 2012	September 30, 2012
Net charge-offs as a percentage of average loans held for investment	0.15%	0.11%	0.04%	0.35%	0.28%
Allowance for loan and lease losses (ALLL) as a percentage of total loans held for investment (1)	1.17%	1.23%	1.35%	1.27%	1.37%
ALLL plus remaining discounts (fair value adjustments) on acquired loans as a percentage of total loans held for investment (2)	2.34%	2.96%	3.31%	3.32%	3.91%
ALLL to nonaccrual loans (1)	126.59%	100.08%	104.35%	96.16%	95.94%
Nonperforming assets as a percentage of total loans held for investment	1.02%	1.29%	1.37%	1.39%	1.52%
Nonperforming assets as a percentage of total assets	0.73%	0.89%	0.89%	0.95%	0.93%

(1)	ALLL excludes discounts (fair value adjustments) on acquired loans.
(2)	Ratio is a non-GAAP financial measure calculated as the sum of ALLL and discounts (fair value adjustments) on acquired loans held for investment divided by the sum of total loans held for investment and discounts on loans. See discussion of non-GAAP financial measures below.

CAPITAL RATIOS	Quarter Ended
	September 30, 2013	June 30, 2013	March 31, 2013	December 31, 2012	September 30, 2012
Tier 1 leverage ratio	12.01%	12.39%	12.23%	12.90%	13.02%
Tier 1 risk-based capital ratio	13.82%	13.69%	14.60%	15.39%	17.01%
Total risk-based capital ratio	14.89%	14.71%	15.75%	16.52%	18.24%
Book value per common share (1)	$7.58	7.51	7.57	7.55	7.54
Tangible book value per common share (2)	$6.07	6.00	6.05	6.02	6.00

(1)	Book value per common share is total shareholders’ equity less preferred stock divided by common shares outstanding at the end of the respective period.
(2)	Tangible book value per common share is a non-GAAP financial measure calculated as total shareholders’ equity less the sum of preferred stock and goodwill and other intangible assets divided by common shares outstanding at the end of the respective period. See discussion of non-GAAP financial measures below.

AVERAGE BALANCES (1)	Quarter Ended					Year Ended
	September 30, 2013	June 30, 2013	March 31, 2013	December 31, 2012	September 30, 2012	2012
Total assets	$597,476	570,991	577,050	558,133	539,544	519,330
Loans held for sale	$50,179	62,396	66,434	72,676	75,396	49,579
Loans held for investment, net of allowance for loan and lease losses	$402,703	372,746	369,688	351,335	333,346	332,507
Total deposits	$485,511	460,288	466,018	447,829	434,640	413,808
Shareholders’ equity	$87,598	88,153	87,907	87,623	82,485	83,010

(1)	Average balances are computed on a daily basis.

END OF PERIOD BALANCES	Quarter Ended
	September 30, 2013	June 30, 2013	March 31, 2013	December 31, 2012	September 30, 2012
Total assets	$606,260	578,931	579,853	563,206	558,011
Loans held for sale	$34,247	61,861	68,905	80,867	74,632
Loans held for investment, net of allowance for loan and lease losses	$432,269	393,591	372,052	379,006	336,495
Total deposits	$495,821	464,676	468,798	453,231	448,144
Shareholders’ equity	$87,700	87,138	87,772	87,547	87,172

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
	Quarter Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
ALLL + Discount / Gross Loans	2013	2013	2013	2012	2012
Allowance for loan and lease losses	$5,129	4,882	5,099	4,875	4,658
Add: Discounts (fair value adjustments) on acquired loans	$5,237	7,134	7,631	8,133	9,040

Total ALLL + discounts on acquired loans	10,366	12,016	12,730	13,008	13,698

Gross loans held for investment + discounts (fair value adjustments) on acquired loans	442,635	405,607	384,782	392,014	350,193

ALLL plus discounts (fair value adjustments) on acquired loans as a percentage of total loans held for investment	2.34%	2.96%	3.31%	3.32%	3.91%

Tangible book value per common share
Total shareholders’ equity	87,700	87,138	87,772	87,547	87,172
Deduct: Preferred stock	8,381	8,381	8,381	8,381	8,381

Common shareholders’ equity	79,319	78,757	79,391	79,166	78,791
Deduct: Goodwill and other intangible assets	$15,716	15,807	15,898	15,989	16,080

Tangible common shareholders’ equity	63,603	62,950	63,493	63,177	62,711

Common shares outstanding	10,471	10,488	10,488	10,488	10,447

Tangible book value per common share	$6.07	6.00	6.05	6.02	6.00

Allowance for loan and lease losses (ALLL) plus discounts on acquired loans as a percentage of total loans held for investment and tangible book value per share are supplemental financial measures that are not required by, or presented in accordance with, U.S. GAAP. Management believes that ALLL plus discounts on acquired loans held for investment is meaningful because it is one of the measures we use to assess our asset quality. Management believes that tangible book value per common share is meaningful because it is one of the measures we use to assess capital adequacy. Set forth above are reconciliations of each of these non-GAAP financial measures calculated and reported in accordance with GAAP. Book value is the same as shareholders’ equity presented on our consolidated balance sheets. Our calculations of these non-GAAP financial measures may not be comparable to the calculation of similarly titled measures reported by other companies.